SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant                                           ☒

Filed by a Party other than the Registrant             ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

U.S.I. Holdings Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 28, 2004

To Our Shareholders:

On behalf of the Board of Directors and management of U.S.I. Holdings Corporation, I cordially invite you to the Annual Meeting of Shareholders to be held on May 21, 2004, at 1:00 p.m. (EDT), at our new U.S.I. Holdings Corporation Corporate Conference Center, 555 Pleasantville Road, Briarcliff Manor, New York. Your Board of Directors and management look forward to personally greeting those shareholders able to attend.

Details of business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. Also enclosed for your information is a copy of our 2003 Annual Report to Shareholders, which contains financial statements and other important information about our business.

It is important that your shares are represented at the meeting whether or not you plan to attend. Accordingly, we request your cooperation by promptly signing, dating and mailing the enclosed proxy in the envelope provided for your convenience. If you do attend the meeting and wish to vote in person, you may revoke your proxy at any time.

Sincerely,

David L. Eslick Chairman of the Board, President and Chief Executive Officer

U.S.I. HOLDINGS CORPORATION

555 Briarcliff Manor, Suite 160 S

Briarcliff Manor, New York 10510

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 21, 2004

To the Shareholders of

U.S.I. Holdings Corporation:

Notice is hereby given that the Annual Meeting of Shareholders of U.S.I. Holdings Corporation will be held at 1:00 p.m. (EDT), on May 21, 2004, at the U.S.I. Holdings Corporation Corporate Conference Center, 555 Pleasantville Road, Suite 160 S, Briarcliff Manor, NY 10510, for the following purposes:

1.	To elect seven (7) nominees to the Company’s Board of Directors; and

2.	To consider such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Only shareholders of record as of April 2, 2004 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

A proxy statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly in the enclosed business reply envelope. If you attend the meeting you may, if you wish, withdraw your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS,

ERNEST J. NEWBORN, II
Senior Vice President, General Counsel and Secretary

April 28, 2004

Whether or not you expect to be present at the Annual Meeting, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid business reply envelope. The proxy may be revoked at any time prior to exercise, and if you are present at the Annual Meeting, you may, if you wish, revoke your proxy at that time and exercise the right to vote your shares personally.

U.S.I. HOLDINGS CORPORATION

PROXY STATEMENT

Dated April 28, 2004

For the Annual Meeting of Shareholders

To be Held May 21, 2004

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of U.S.I. Holdings Corporation (the “Company”) for use at the Company’s 2004 Annual Meeting of Shareholders to be held on May 21, 2004, including any postponement, adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Company intends to mail this proxy statement and the accompanying form of proxy to shareholders on or about April 28, 2004.

Only shareholders of record at the close of business on April 2, 2004 (the “Record Date”) are entitled to notice of and to vote in person or by proxy at the Annual Meeting. As of the Record Date, there were 47,369,522 shares of common stock, $.01 par value, of the Company outstanding and entitled to vote at the Annual Meeting. The presence of a majority of such shares is required, in person or by proxy, to constitute a quorum for the conduct of business at the Annual Meeting. Each share is entitled to one vote on any matter submitted for vote by the shareholders.

Proxies in the accompanying form, duly executed, and returned to the Secretary of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the shareholder at any time prior to the voting of the proxy by delivery of a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

Each nominee for director has indicated that he will serve if elected, but if the situation should arise that any nominee is no longer able or willing to serve, the proxy may be voted for the election of such other person as may be designated by the Board of Directors. The persons appointed as proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting or any postponement, adjournment or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

A copy of our 2003 Annual Report is being furnished herewith to each shareholder of record as of the close of business on the Record Date.

Quorum and Voting Requirements

The holders of a majority of the votes of all the shares of capital stock of the Company issued and outstanding and entitled to vote on the Record Date, represented in person or by proxy, shall constitute a quorum for the purpose of transacting business at the Annual Meeting. Each outstanding share shall be entitled to one vote on each matter submitted to a vote at the Annual Meeting. For any business at the Annual Meeting, including the election of directors, the vote of a majority of the shares present and entitled to vote, assuming a quorum is present, shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law, by the Certificate of Incorporation or by the Amended and Restated By-laws. An abstention and a “broker non-vote” are counted for purposes of determining the presence of a quorum at the Annual Meeting. “Broker non-votes” are votes that brokers holding shares of record for their customers (i.e., in “street name”) are not permitted to cast under applicable regulations because the brokers have not received clear voting instructions from their customers.

ELECTION OF DIRECTORS

Composition and Recommendation of the Board

Our Board of Directors presently consists of 7 directors, 6 of whom are independent directors. The directors are elected at annual or special meetings of shareholders or by written consent of the shareholders entitled to vote in lieu thereof, and each director elected shall hold office until the next annual meeting of shareholders and until such director’s successor is elected and qualified or until such director’s earlier death, incapacity, resignation or removal. Directors need not be shareholders.

The Board of Directors recommends a vote “FOR” the nominees for director listed below for election to the Board of Directors.

Nomination of Directors

The seven nominees for election as directors are David L. Eslick, Ronald E. Frieden, Richard M. Haverland, Thomas A. Hayes, L. Ben Lytle, Robert A. Spass and Robert F. Wright. Information regarding each of the nominees is set forth below. The nominees have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a director, the proxies will be voted for a substitute nominee as the Board of Directors may designate.

All of the nominees for director are being nominated for election. If elected, their terms will expire at our next annual meeting in 2005.

About the Nominees

The following information as, of April 16, 2004, has been furnished by the nominees for director.

Name (Age)	Information About the Nominees

David L. Eslick Director since 1998 Age: 45	Mr. Eslick has served as our chairman and chief executive officer since January 2002 and has served as our president since April 1999, has previously served as our chief operating officer since July 1998 and has been one of our directors since July 1998. From January 1998 to July 1998, Mr. Eslick served as executive vice president for marketing and sales, and, from January 1997 to January 1998, Mr. Eslick served as senior vice president for marketing and sales. From October 1993 to January 1997, Mr. Eslick served as president and chief executive officer of Acordia of Cincinnati, Inc., the Cincinnati, Ohio-based subsidiary of Acordia, Inc., an insurance brokerage company. Mr. Eslick has over 20 years of industry experience.

Ronald E. Frieden Director since 2004 Age: 61	Mr. Frieden has been a director since January 2004. He served as audit partner with the public accounting firm of Ernst & Young LLP from 1979 until his retirement in 2003. Mr. Frieden’s focus was on public and private companies in the financial services industry with 38 years of experience. Mr. Frieden serves as a member of the Audit Committee and Compensation Committee of the Board of Directors.

Richard M. Haverland Director since 2003 Age: 63	Mr. Haverland has been a director since February 2003. He served as chairman, president and chief executive officer of the Highlands Insurance Group, Inc. from 1996 until his retirement in 1999. From 1994 to 1995 he served as a partner and consultant to Insurance Partners I, L.P. Mr. Haverland serves as a member of the Audit Committee and the Nominating and Governance Committee of the Board of Directors.

Name (Age)	Information About the Nominees

Thomas A. Hayes Director since 2002 Age: 61	Mr. Hayes has been a director since November 2002. He is of counsel at Keating, Muething & Klekamp PLL. From 2002 to 2003, he served as vice president for KMK Consulting Company, a Cincinnati, Ohio-based consulting company. Prior to that time, for 23 years Mr. Hayes was employed in various positions by Great American Insurance Company, including, among others, general counsel and president of the Commercial Division. He serves on the Audit Committee and as chairman of the Compensation Committee of the Board of Directors.

L. Ben Lytle Age: 57	Mr. Lytle has been a director since May 2003. He served as president of Anthem Insurance from March 1989 to April 1999 and as chief executive officer of Anthem Insurance from March 1989 to October 1999, when he retired. He is an Executive-in-Residence at the University of Arizona School of Business, Adjunct Fellow and trustee of the American Enterprise Institute. He is a director of Anthem, Inc., a health benefit company, Duke Realty Corporation, a real estate investment firm, and Monaco Coach Corporation, which is a manufacturer of motor coaches and recreational vehicles. Mr. Lytle serves as our presiding director, chairman of the Nominating and Governance Committee and is a member of the Compensation Committee of the Board of Directors.

Robert A. Spass Director since 1999 Age: 47	Mr. Spass has been a director since November 1999. He is a partner of Capital Z Financial Services Fund II, L.P. Prior to co-founding Capital Z in 1998, Mr. Spass was the managing partner and co-founder of Insurance Partners I, L.P. Mr. Spass also was president and chief executive officer of International Insurance Advisors, Inc., the management company of International Insurance Investors, L.P. Prior to joining International Insurance Investors, Mr. Spass was a director of investment banking at Salomon Brothers with responsibility for corporate finance relationships with the insurance industry. Prior to joining Salomon, Mr. Spass was a senior manager for Peat Marwick Main & Co., providing accounting and consulting services for the insurance industry. He currently serves on the Board of Directors of Universal American Financial Corporation, CERES Group, Inc., Lending Tree, Inc., Highlands Insurance Group and Aames Financial Corp.

Robert F. Wright Director since 2002 Age: 78	Mr. Wright has been a director since November 2002. He has been president of Robert F. Wright Associates, Inc. since 1988. Previously, Mr. Wright was a senior partner of the public accounting firm of Arthur Andersen LLP. Mr. Wright currently serves on the Board of Directors of The Navigators Group, Inc. and Universal American Financial Corp. Mr. Wright serves as the chairman of the Audit Committee of the Board of Directors.

Meetings and Committees of the Board

The Board of Directors meets on a regular basis to supervise, review and direct the Company’s business and affairs. During the year ended December 31, 2003, the Board of Directors held nine meetings. The Board of Directors has established an Audit Committee, Compensation Committee and a Nominating and Governance Committee to which it has assigned certain responsibilities in connection with the governance and management of the Company’s affairs. The Board of Directors and its Committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The agenda for each regularly scheduled meeting of the Board of Directors allows for the independent directors to meet without management present. In 2003, no director attended less than 75% of the meetings of the Board of Directors and the committees on which he served, and all directors except 1 attended the 2003 Annual Shareholders’ Meeting.

Director Independence Determination

At its meeting on February 27, 2004, the Board of Directors considered information regarding the relationships between each director and his family, on the one hand, and the Company, on the other, for the purpose of determining a director’s independence from the Company. The Board made its determinations under the published listing requirements of Nasdaq National Market. The Nasdaq National Market independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the Company. In addition, as further required by the Nasdaq National Market listing requirements, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management. After reviewing the information presented to it, the Board concluded that each nominee for director named above, except Mr. Eslick, satisfied the Nasdaq National Market standards of independence.

Directors’ Compensation

Mr. Eslick, who is a full-time employee of the Company, receives no additional compensation for services as a director.

Prior to the calendar year 2004, each director who is not employed by us was paid a fee of $1,000 for each board meeting the director attends and a fee of $500 for each committee meeting the director attends. Additionally, Mr. Wright, as chairman of our Audit Committee was paid an annual retainer fee of $20,000 and Mr. Hayes, as chairman of our Compensation Committee was paid an annual retainer fee of $10,000. Upon their initial election to the Board of Directors, we granted initial stock options in the amount of 10,000 options to each director not employed by us, with annual stock option grants of 4,000 options thereafter.

At its meeting on February 27, 2004, the Board of Directors considered and approved a Board of Director’s compensation program effective with the 2004 calendar year based on an independent compensation consultant study. Each non-employee director who serves on our Board will receive a retainer at an annual rate of $20,000 plus $1500 for each board meeting attended and $500 for each committee meeting attended. Any meeting held telephonically will be at one-half of the regular attendance fee. The chairs of the Audit, Compensation, and Nominating and Governance Committees will be paid an additional fee of $20,000 in the case of the Audit Committee and $15,000 in the case of the Compensation and Nominating and Governance Committees, in recognition of the additional time commitment these positions require. Each Director has the option to elect to receive their retainer and committee chair fees payable in the Company’s stock. Such election must be at a minimum of 50% and up to a maximum of 100% of the entire retainer and fees. The Board of Directors also replaced the initial grant of 10,000 stock options for new directors and the 4,000 annual stock option grant with grants of 2,800 and 1,400 shares of Company stock respectively.

Audit Committee

The Audit Committee is comprised of four independent directors. The principal function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management activities related to internal control, accounting and financial reporting policies and auditing practices. In furtherance of this purpose, the Audit Committee has, among other matters, the following responsibilities:

•	to select our independent auditors;

•	to review the scope of the audit to be conducted by our independent auditors, as well as the results of their audit;

•	to approve non-audit services provided by our independent auditors; and

•	to review the organization and scope or our internal system of audit, financial and disclosure controls, and the accounting standards and principles followed.

The Audit Committee held eleven meetings in 2003. Mr. Wright chairs the Audit Committee and the other members of the Audit Committee are Messrs. Haverland, Hayes and Frieden. As required by Nasdaq National Market listing standards, the members of the Audit Committee each qualify as “independent” under special standards established by the U.S. Securities and Exchange Commission (the “SEC”) for members of Audit Committees. The Audit Committee also includes at least one member who is determined by the Board of Directors to meet the qualifications of an “Audit Committee financial expert” in accordance with the SEC rules. Although Mr. Frieden and perhaps others also qualify as an Audit Committee financial expert, the Board of Directors has designated Mr. Wright as our “Audit Committee financial expert” under the SEC rules. A copy of the Charter/Key Practices of the Audit Committee of the Board of Directors was attached as Annex A to the Company’s Proxy Statement dated April 22, 2003.

Compensation Committee

The Compensation Committee is comprised of three independent directors. The function of the Compensation Committee is to act on behalf of the Board of Directors in setting executive compensation policy, administering compensation plans approved by the Board of Directors and shareholders, and reviewing and approving or recommending to the Board of Directors, among other things, base salary levels, annual incentive awards, and equity incentive awards of the chief executive officer and the other named executive officers. The Compensation Committee held four meetings in 2003. Mr. Hayes chairs the Compensation Committee and the other members of the committee are Messrs. Lytle and Frieden. The report of the Compensation Committee can be found below under the heading “Compensation Committee Report on Executive Compensation.”

Nominating and Governance Committee

The Nominating and Governance Committee is currently comprised of two independent directors. The Board of Directors intends to appoint an additional independent director to the Nominating and Governance Committee. The function of the Nominating and Governance Committee is to suggest to the Board of Directors nominees to fill vacancies on the Board when they occur and to develop and review the Company’s governance principles and recommend proposed changes to the Board of Directors. When assessing the appropriate skills and characteristics required of Board of Director members in the context of the current size and make-up, the Nominating and Governance Committee considers numerous factors. These factors include understanding of and accomplishments in the insurance brokerage industry and relevant experience and culture. These factors, and any other qualifications considered useful by the Committee, are reviewed in the context of an assessment of the perceived needs of the Board of Directors at a particular point in time. As a result, the priorities and emphasis of the Nominating and Governance Committee and of the Board of Directors may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members. Therefore, while the Committee focuses on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating and Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. The Nominating and Governance Committee held one meeting in 2003. Mr. Lytle, who is also our presiding director, chairs the Nominating and Governance Committee and the other member of the committee is Mr. Haverland.

In 2003, the Company did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating nominee candidates. The Committee will consider candidates proposed by shareholders, but at this time has not received any unsolicited candidate proposals from shareholders. The Committee would use the same criteria for evaluating candidates proposed by shareholders as it does for other candidates. A stockholder seeking to recommend a prospective nominee for the Nominating and Governance Committee’s consideration should submit the candidate’s name and qualifications to the Corporate Secretary via e-mail at enewborn@usi.biz, or by mail to Ernest J. Newborn, II, Corporate Secretary, U.S.I. Holdings Corporation,

555 Pleasantville Road, Suite 160 S, Briarcliff Manor, New York 10510. A copy of the Nominating and Governance Committee Charter is attached hereto as Exhibit A.

Communications from Shareholders to the Board

The Board of Directors recommends that shareholders deliver any communications with the Board in writing by sending them in care of the Corporate Secretary. Shareholders may send such communications by email to enewborn@usi.biz, or by mail to Ernest J. Newborn, II, Corporate Secretary, U.S.I. Holdings Corporation, 555 Pleasantville Road, Suite 160 S, Briarcliff Manor, New York 10510. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Corporate Secretary, to review such correspondence and not forward those which in his discretion are frivolous or otherwise inappropriate for the Board’s consideration.

Executive Officers

The following table sets forth information regarding our executive officers as of April 16, 2004.

Name, Position, Age	Information About the Executive Officers

David L. Eslick Chairman of the Board, President and Chief Executive Officer Age: 45	Mr. Eslick has served as our chairman and chief executive officer since January 2002 and has served as our president since April 1999, has previously served as our chief operating officer since July 1998 and has been one of our directors since July 1998. From January 1998 to July 1998, Mr. Eslick served as executive vice president for marketing and sales, and, from January 1997 to January 1998, Mr. Eslick served as senior vice president for marketing and sales. From October 1993 to January 1997, Mr. Eslick served as president and chief executive officer of Acordia of Cincinnati, Inc., the Cincinnati, Ohio-based subsidiary of Acordia, Inc., an insurance brokerage company. Mr. Eslick has over 20 years of industry experience.

Robert S. Schneider Executive Vice President and Chief Financial Officer Age: 50	Mr. Schneider has served as our executive vice president and chief financial officer since March 2003 and as our executive vice president of finance and administration since November 2002. From June 1998 to November 2002, Mr. Schneider served as vice president finance and controller for Anthem, Inc., an Indianapolis, Indiana-based healthcare benefits and insurance company. From January 1997 to June 1998, Mr. Schneider served as vice president mergers and acquisitions for Anthem, Inc. Mr. Schneider has over 25 years of industry experience.

Edward J. Bowler Senior Vice President, Corporate Development Age: 47	Mr. Bowler has served as our senior vice president, corporate development since March 2003 and previously as chief financial officer from October 2001 to March 2003 and as senior vice president, finance from January 2000 to October 2001. From September 1997 to January 2000, Mr. Bowler served in several financial and operational positions with us. From October 1993 until September 1997, Mr. Bowler served as chief financial officer of Acordia of San Francisco, Inc., the San Francisco, California-based subsidiary of Acordia, Inc. Mr. Bowler has over 13 years of industry experience.

Name, Position, Age	Information About the Executive Officers

Jeffrey L. Jones Senior Vice President and Chief Marketing Officer Age: 49	Mr. Jones became our senior vice president and chief marketing officer in December 2002; he had previously served as our regional chief executive officer, USI West Coast, since 1999. From 1994 to 1999, he served as executive vice president and chief operating officer of TriWest Insurance Services, a Southern California-based insurance broker acquired by us in 1994. Mr. Jones has over 25 years of industry experience.

Robert J. Nesbit Senior Vice President and Chief Human Resources Officer Age: 47	Mr. Nesbit has served as our senior vice president and chief human resources officer since December 2003. From August 2002 until December 2003, Mr. Nesbit was President of The Nesbit Group, human resources consulting firm located in Bala Cynwyd, Pennsylvania. From March 2002, until July 2002, Mr. Nesbit served as vice president global staffing and diversity of the Campbell Soup Company. From April 1997, until August 2001, Mr. Nesbit served as human resources director for Time, Inc.

Ernest J. Newborn, II, Senior Vice President, General Counsel and Secretary Age: 46	Mr. Newborn has served as our senior vice president, general counsel and secretary since September 1998. From August 1997 to September 1998, Mr. Newborn served as vice president of Anthem, Inc., an Indianapolis, Indiana-based healthcare benefits and insurance company. From May 1994 to August 1997, Mr. Newborn served as vice president, general counsel and secretary of Acordia, Inc., which, at the time of his tenure, was a publicly held insurance brokerage and related financial services company. Mr. Newborn has over 12 years of industry experience.

Thomas E. O’Neil Senior Vice President and Chief Operating Officer Age: 46	Mr. O’Neil became our senior vice president and chief operating officer in December 2002; he had previously served as the regional chief executive officer of USI Northeast, since 1999. From 1986 to 1999, he served as president of Carpenter & Pelton, Inc., a New York-based insurance broker acquired by us in 1996. Mr. O’Neil has over 22 years of industry experience.

PRINCIPAL SHAREHOLDERS

Beneficial Ownership

The following tables set forth information with respect to the beneficial ownership of shares of the common stock of the Company, which is our only class of voting stock, as of March 3, 2004, by:

•	each person known by us to own beneficially more than 5% of our common stock;

•	each of our directors;

•	our named executive officers; and

•	all of our directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

PERSONS KNOWN TO OWN MORE THAN 5% OF COMMON STOCK OUTSTANDING

Name	Address	Shares of common stock beneficially owned	Percentage beneficially owned
Capital Z Financial Services Fund II, L.P. (1)	Capital Z Partners 54 Thompson Street New York, NY 10012	11,248,594	24.1%

Zurich Financial Services (2)	Zurich Financial Services 160 East 17th Street New York, NY 10003	4,285,553	9.2%

Fidelity Management & Research Co. (3)	Fidelity Management & Research Co. 1 Federal Street Boston, MA 02110	4,222,724	9.0%

UnumProvident Corporation (4)	UnumProvident Corporation One Fountain Square 3rd Fl. North Chattanooga, Tennessee 37402	2,382,645	5.1%

DIRECTOR AND EXECUTIVE OFFICER COMMON STOCK OWNERSHIP

Name	Position	Shares of common stock beneficially owned	Percentage beneficially owned
David L. Eslick (5)	Chairman of the Board, President and Chief Executive Officer	418,318	*

Ronald E. Frieden	Director	—	*

Richard M. Haverland (5)	Director	2,500	*

Thomas A. Hayes (5)	Director	12,500	*

L. Ben Lytle	Director	—	*

Robert A. Spass (6)	Director	11,483,594	24.6%

Robert F. Wright (5)	Director	12,500	*

Robert S. Schneider (5)	Executive Vice President and Chief Financial Officer	57,201	*

Thomas E. O’Neil (5)	Senior Vice President and Chief Operating Officer	224,291	*

Jeffrey L. Jones (5)	Senior Vice President and Chief Marketing Officer	272,457	*

Ernest J. Newborn, II (5)	Senior Vice President, General Counsel and Secretary	121,848	*

Directors and executive officers as a group (13 people) (5, 6)		12,690,912	27.2%

*	Less than 1%
(1)	The shares of common stock beneficially owned by Capital Z Financial Services Fund II, L.P. are directly held by Capital Z Financial Services Fund II, L.P. and its affiliate Capital Z Financial Services Private Fund II, L.P., in the following amounts: (a) Capital Z Financial Services Fund II, L.P.—9,388,693 shares and 1,800,436 shares which may be acquired through the exercise of warrants within 60 days after March 4, 2004; and (b) Capital Z Financial Services Private Fund II, L.P.—49,902 shares and 9,564 shares which may be acquired through the exercise of warrants within 60 days after March 4, 2004. All other shares are beneficially owned as described in footnote (7).
(2)	As of March 3, 2004, the shares of common stock beneficially owned by Zurich Financial Services Group were directly held by the following affiliates of Zurich Financial Services Group: (a) Zurich International (Bermuda) Ltd.—424,435 shares; (b) Fidelity and Deposit Company of Maryland—332,827 shares; (c) Kemper Corporation—1,422,917 shares; (d) Maryland Casualty Company—1,514,525 shares; and (e) Universal Underwriters Insurance—590,849 shares. Zurich Financial Services Group sold all of our shares beneficially owned by it in a public offering which was completed on April 20, 2004.
(3)	Based upon a Schedule 13G dated February 16, 2004, FMR Corp., an investment advisor, beneficially owns 4,222,724 shares of common stock with sole power to vote 382,800 shares and sole power to dispose of 4,222,724 shares.
(4)	Provident Asset Trust I directly holds 748,055 shares, of which UnumProvident Corporation disclaims beneficial ownership. As of March 3, 2004, the Provident Life & Accident Insurance Company directly held 575,363 shares and 140,000 shares which could be acquired through the exercise of warrants. As of March 3, 2004, the Paul Revere Life Insurance Company directly held 919,227 shares. Provident Life & Accident Insurance Company sold 575,363 shares and the Paul Revere Life Insurance Company sold 919,227 shares in a public offering which was completed on April 20, 2004.

(5)	Includes shares of stock that are held directly or indirectly for the benefit of such individuals or jointly, or directly or indirectly for members of such individuals’ families, with respect to which beneficial ownership in certain cases may be disclaimed. Also includes shares of stock which may be acquired within sixty days of March 4, 2004, through the exercise of stock options as follows: Mr. Eslick, 391,984 shares; Mr. Hayes, 2,500 shares; Mr. Haverland, 2,500 shares; Mr. Wright, 2,500 shares; Mr. Schneider, 57,201 shares; Mr. O’Neil, 181,825 shares; Mr. Jones, 168,963 shares; Mr. Newborn, 113,951 shares; and all directors and officers as a group, 999,530 shares.
(6)	Mr. Spass owns 235,000 shares. Because Mr. Spass is a partner of Capital Z Financial Services Fund II, L.P., he may be deemed to beneficially own shares owned by Capital Z Financial Services Fund II, L.P. and its affiliates. All such other shares are beneficially owned as described in footnote (1) and Mr. Spass disclaims beneficial ownership of these shares.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth, as of December 31, 2003, the total shares of our common stock that may be received by the holders of restricted stock units upon issuance of common stock and option holders upon the exercise of currently outstanding options, the weighted average exercise price of those outstanding options and the number of shares of our common stock that are still available for future issuance under our equity compensation plans after considering the restricted stock units and stock options currently outstanding.

Plan Category	Shares to Be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	5,937,747	$10.04	4,107,497
Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	5,937,747	$10.04	4,107,497

RELATED PARTY TRANSACTIONS

Zurich/USI Joint Venture

In April 1998, we entered into a joint venture agreement with an affiliate of Zurich Financial Services under which we each agreed to develop insurance products and programs for the sale and distribution to each of our customers and other entities that are not-for-profit organizations. Zurich made an initial contribution equal to three months of operating expenses for the joint venture and is required to contribute, as necessary, additional capital up to $1.5 million. Until Zurich recovers its total capital contributions, all profits and losses of the joint venture are allocated only to Zurich. Once Zurich recoups these capital contributions, the joint venture’s profits and losses will be allocated 80% to Zurich and 20% to us. At this time, Zurich has not yet recouped its initial capital.

In May 2001, we entered into a term loan with Zurich in the amount of $3.0 million. The principal amount has a maturity date in September 2004, and bears an interest rate based on the prime rate plus 0.50%, which was 4.75% as of December 31, 2002.

Zurich Financial Services sold all of our shares beneficially owned by it in a public offering which was completed on April 20, 2004.

Commissions and Fees from Insurance Carriers

In 2003, we received commissions and fees from the placement of insurance premiums of approximately $3.7 million and $9.6 million from UnumProvident and Zurich, respectively.

UnumProvident sold 1,494,590 of our shares beneficially owned by it in a public offering which was completed on April 20, 2004.

UnumProvident/USI Marketing Support Agreement

In November 2001, we entered into a market support agreement with UnumProvident under which UnumProvident agreed to pay to us a voluntary benefits marketing service fee in the amount of $500,000 for our marketing of its voluntary benefit products. Under the terms of the agreement, UnumProvident paid us a 10% commission on gross written premiums on all insurance products which were developed by and placed with UnumProvident through December 31, 2002. The $500,000 service fee was an advance payment to be earned based on specified premium production levels. We have reached the specified premium production levels and hence the advance payment has been fully earned.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation.

The following table provides summary information concerning the various forms of compensation of each person who was (i) at any time during 2003 our chief executive officer or (ii) at December 31, 2003, one of our four most highly compensated executive officers, other than the chief executive officer. “All Other Compensation” includes perquisites and other personal benefits paid to each of the named executive officers, such as automobile allowances, club dues and medical insurance premiums.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus (1)		Other Annual Compensation (2)	Restricted Stock Awards (3)		Securities Underlying Options (4)	All Other Compensation
David L. Eslick Chairman of the Board, President and Chief Executive Officer	2003 2002 2001	$ $ $	420,317 386,800 351,800	$ $ $	318,750 365,750 290,500	— — —	$	— 337,980 —	— 703,018 —	$ $ $	153,006 7,595 6,695	(5,8) (6) (7)

Thomas E. O’Neil (9) Senior Vice President and Chief Operating Officer	2003 2002 2001	$ $ $	351,346 349,998 350,000	$ $ $	554,000 604,000 657,746	— — —	$	— 95,800 —	— 349,226 —	$ $ $	7,595 7,595 6,695	(5) (6) (7)

Jeffrey L. Jones (10) Senior Vice President and Chief Marketing Officer	2003 2002 2001	$ $ $	341,107 339,799 325,000	$ $ $	893,927 161,754 137,931	— — —	$	— 95,800 —	— 324,116 —	$ $ $	43,249 7,525 6,625	(5)(8) (6) (7)

Robert S. Schneider Executive Vice President and Chief Financial Officer	2003 2002	$ $	250,961 41,667		$112,500 —	— —		— —	— —		$95,779 —	(5)(8)

Ernest J. Newborn, II Senior Vice President, General Counsel and Secretary	2003 2002 2001	$ $ $	250,962 250,000 250,000	$ $ $	112,500 142,500 124,500	— — —	$	— 118,840 —	— 223,542 —	$ $ $	7,229 7,229 6,329	(5) (6) (7)

(1)	Amounts represent bonuses paid for services rendered during the years 2003, 2002 and 2001. For 2002, amounts shown include the fair market value of two year restricted stock unit awards for the respective individuals in the following amounts: David L. Eslick, $115,500; Thomas E. O’Neil, $50,000; and, Ernest J. Newborn, II, $45,000;
(2)	Officers may receive perquisites and personal benefits, the dollar amount of which are below current SEC thresholds for reporting requirements.
(3)	Amounts represent restricted stock units granted to the individuals in October 2002, at a per-unit price of $10.00, which were converted into shares of common stock on a 1-for-1 basis in April 2003.
(4)	Amount shown includes options which were granted in exchange for already outstanding stock appreciation rights for the respective individuals in the following amounts: David L. Eslick, 242,600; Thomas E. O’Neil, 120,000; Jeffrey L. Jones, 109,782; and Ernest J. Newborn, II, 66,000;
(5)

Amount shown includes 401(k) plan profit sharing and matching contributions for the year 2003, for the respective individuals in the following amounts: David L. Eslick, $6,000; Thomas E. O’Neil, $6,000;

Jeffrey L. Jones, $6,000; Robert S. Schneider, $6,000; and Ernest J. Newborn, II, $6,000. Amount shown also includes term life insurance premiums paid by the Company for the fiscal year 2003, for the respective individuals in the following amounts: David L. Eslick, $1,595; Thomas E. O’Neil, $1595; Jeffrey L. Jones, $1,525; Robert S. Schneider, $797; and Ernest J. Newborn, II, $1,229.

(6)	Amount shown also includes 401(k) plan profit sharing and matching contributions for the year 2002, for the respective individuals in the following amounts: David L. Eslick, $6,000; Thomas E. O’Neil, $6,000; Jeffrey L. Jones, $6,000; and Ernest J. Newborn, II, $6,000. Amount shown also includes term life insurance premiums paid by the Company for the fiscal year 2002, for the respective individuals in the following amounts: David L. Eslick, $1,595; Thomas E. O’Neil, $1,595; Jeffrey L. Jones, $1,525; and Ernest J. Newborn, II, $1,229.
(7)	Amount shown also includes 401(k) plan profit sharing and matching contributions for the year 2001, for the respective individuals in the following amounts: David L. Eslick, $5,100; Thomas E. O’Neil, $5,100; Jeffrey L. Jones, $5,100; and Ernest J. Newborn, II, $5,100. Amount shown also includes term life insurance premiums paid by the Company for the year 2001, for the respective individuals in the following amounts: David L. Eslick, $1,595; Thomas E. O’Neil, $1,595; Jeffrey L. Jones, $1,525; and Ernest J. Newborn, II, $1,229.
(8)	Amount shown includes relocation benefits received in connection with the Company’s relocation of its corporate office from San Francisco CA to Briarcliff Manor NY, for the respective individuals in the following amounts: David L. Eslick, $145,411; Jeffrey L. Jones, $35,724; and Robert S. Schneider, $88,982.
(9)	Amounts shown as bonuses in the years 2003, 2002 and 2001 for Mr. O’Neil include annual cash bonus paid in connection with the acquisition of a company previously owned in part by Mr. O’Neil. These annual cash bonuses, commonly referred to by us as “Growth Based Bonuses,” for Mr. O’Neil were in the amount of $370,250 for the year 2003, $329,000 for the year 2002 and $407,413 for the year 2001.
(10)	Amount shown as bonus in the year 2003 for Mr. Jones includes a bonus in the amount of $732,173 paid in the form of loan forgiveness and a resulting tax gross up. Such loan forgiveness and resulting tax gross up relate to an employment agreement entered into by the Company and Mr. Jones in April 2000, and involve loans previously made by the Company to Mr. Jones in 1994 and 1998.

In order to facilitate the performance of their management responsibilities, the Company provides to Messrs. Eslick, Schneider and other of the named executives car service, occasional chartered corporate aircraft, club memberships, and other recreational opportunities. These facilities are provided for use for business purposes and the costs thereof are considered ordinary and necessary business expenses of the Company rather than personal benefits or perquisites for the executives. Any personal benefit any of these persons may have derived from the use of these facilities or from the services provided is regarded as incidental and the amount thereof has therefore not been included in the compensation shown in the Summary Compensation Table.

Stock Options

There were no grants of options to any of our named executive officers during the year ended December 31, 2003.

Aggregated Option Exercises in Last Year and Year End Option Values

The following table shows information concerning stock options held by each of the named executive officers at December 31, 2003. The value of unexercised in-the-money options was based on the last reported sales price for our common stock on the Nasdaq National Market on December 31, 2003 of $13.05 per share.

	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-The-Money Options at December 31, 2003
Name *	Exercisable	Unexercisable	Exercisable	Unexercisable
David L. Eslick	368,009	335,009	$1,122,427	$1,021,777
Thomas E. O’Neil	171,141	178,085	$514,542	$527,798
Jeffrey L. Jones	158,637	165,479	$482,538	$502,016
Robert S. Schneider	48,667	111,133	$148,434	$338,956
Ernest J. Newborn, II	105,751	117,791	$322,541	$359,263

Employment, Change of Control and Other Agreements

David L. Eslick.    Under an amended and restated employment agreement effective January 22, 2002, Mr. Eslick serves as our chairman, chief executive officer and president. The agreement ends on December 31, 2006 and automatically renews unless Mr. Eslick is given 120 days’ notice prior to its termination date. Under the agreement, Mr. Eslick is entitled to receive an annual salary of not less than $500,000. Mr. Eslick also is eligible to receive a bonus under our Management Incentive Plan and will be eligible to receive stock-based compensation under our 2002 Equity Incentive Plan. If we do not extend Mr. Eslick’s agreement for another term, or if his employment is terminated either without cause or by Mr. Eslick for good reason, including a change of control and diminution of duties, Mr. Eslick is entitled to receive three years’ salary and benefits from the date of termination, plus the higher amount of the current year’s target bonus or the prior year’s actual bonus payment. For two years after termination of his employment, Mr. Eslick is restricted from soliciting clients, employees and previously identified acquisition targets of the USI companies.

Thomas E. O’Neil.    Under an employment agreement effective December 1, 2002, Mr. O’Neil serves as our senior vice president and chief operating officer. The agreement ends on December 31, 2007 and automatically renews unless Mr. O’Neil is given 120 days’ notice prior to its termination date. Under the agreement, Mr. O’Neil is entitled to receive an annual salary of not less than $350,000. Mr. O’Neil also is eligible to receive a bonus under our Management Incentive Plan and will be eligible to receive stock-based compensation under our 2002 Equity Incentive Plan. If we do not extend Mr. O’Neil’s agreement for another term, or if his employment is terminated either without cause or by Mr. O’Neil for good reason, including a change of control or diminution of duties, Mr. O’Neil is entitled to receive two years’ salary and benefits from the date of termination, plus an amount equal to the current year’s adjusted base salary. For two years after termination of his employment, Mr. O’Neil is restricted from soliciting clients, employees and previously identified acquisition targets of the USI companies. If Mr. O’Neil is terminated for cause or if he terminates his employment without good reason, he is restricted from competing with the Company in its areas of business for a period of one year.

Jeffrey L. Jones.    Under an amended employment agreement originally effective December 1, 2002, Mr. Jones serves as our senior vice president and chief marketing officer. The agreement ends on November 30, 2007 and automatically renews unless Mr. Jones is given 120 days’ notice prior to its termination date. Under the agreement, Mr. Jones is entitled to receive an annual salary of not less than $350,000. Mr. Jones also is eligible to receive a bonus under our Management Incentive Plan and will be eligible to receive stock-based compensation under our 2002 Equity Incentive Plan. If we do not extend Mr. Jones’ agreement for another term, or if his employment is terminated either without cause or by Mr. Jones for good reason, including a change of control or diminution of duties, Mr. Jones is entitled to receive two years’ salary and benefits from the date of termination, plus the higher amount of the current year’s target bonus or the prior year’s actual bonus payment. For two years after termination of his employment, Mr. Jones is restricted from competing, soliciting clients, employees and previously identified acquisition targets of the USI companies. If he is terminated for cause or if Mr. Jones terminates his employment without good reason, the two year post-employment non-solicit provision is reduced to a one year period.

Robert S. Schneider.    Under an amended employment agreement originally effective November 1, 2002, Mr. Schneider serves as our executive vice president and chief financial officer. The agreement ends on October 31, 2007 and automatically renews unless Mr. Schneider is given 120 days’ notice prior to its termination date. Under the agreement, Mr. Schneider is entitled to receive an annual salary of not less than $275,000. Mr. Schneider is also eligible to receive a bonus under our Management Incentive Plan and will be eligible to receive stock-based compensation under our 2002 Equity Incentive Plan. If we do not extend Mr. Schneider’s agreement for another term, or if his employment is terminated either without cause or by Mr. Schneider for good reason, including a change of control and a diminution of duties, Mr. Schneider is entitled to receive one years’ salary and benefits from the date of termination, plus an amount of the current year’s target bonus. For two years after termination of his employment, Mr. Schneider is restricted from soliciting clients, employees and previously identified acquisition targets of the USI companies.

Ernest J. Newborn, II.    Under an amended and restated employment agreement effective January 22, 2002, Mr. Newborn serves as our senior vice president, general counsel and secretary. The agreement ends on December 31, 2006 and automatically renews unless Mr. Newborn is given 120 days’ notice prior to its termination date. Under the agreement, Mr. Newborn is entitled to receive an annual salary of not less than $275,000. Mr. Newborn also is eligible to receive a bonus under our Management Incentive Plan and will be eligible to receive stock-based compensation under our 2002 Equity Incentive Plan. If we do not extend Mr. Newborn’s agreement for another term, or if his employment is terminated either without cause or by Mr. Newborn for good reason, including a change of control and a diminution of duties, Mr. Newborn is entitled to receive two years’ salary and benefits from the date of termination, plus the higher amount of the current year’s target bonus or the prior year’s actual bonus payment. For two years after termination of his employment, Mr. Newborn is restricted from soliciting clients, employees and previously identified acquisition targets of the USI companies.

Certain Relationships and Related Transactions

Ronald E. Eslick, who is the brother of our Chairman, President and Chief Executive Officer, David L. Eslick, is employed by a subsidiary of the company as a sales professional and for his services received $201,145 in compensation for the year ended 2003.

2000 Management Incentive Plan

We adopted the 2000 Management Incentive Plan, effective January 1, 2000. Eligible executives and employees under the Management Incentive Plan are selected based upon their ability to significantly impact our annual operating success. The Management Incentive Plan provides an annual cash award opportunity expressed as a percentage of base salary and based upon the attainment of specified performance objectives. Estimated payouts for the Management Incentive Plan are accrued quarterly and awards are paid within 90 days after the end of the fiscal year. The Management Incentive Plan is administered by the Compensation Committee. Amounts paid pursuant to the Management Incentive Plan for the 2003 performance year to the named executive officers are included in the Summary Compensation Table above.

2002 Equity Incentive Plan

Our Board and a requisite majority the shareholders have adopted a 2002 Equity Incentive Plan which became effective with the consummation of our initial public offering. The 2002 Equity Incentive Plan replaced our 1995 Long-Term Incentive Plan upon the consummation of our initial public offering. Under the 2002 Equity Incentive Plan, 10,269,515 shares of our common stock were reserved for issuance to directors, executive officers, employees and non-employee contributors.

The 2002 Equity Incentive Plan is intended to:

•	promote our long-term financial interest and growth by attracting and retaining management personnel with the training, experience and ability to enable them to make a substantial contribution to our success;

•	motivate management personnel by means of growth-related incentives to achieve long range goals; and

•	further align the interests of participants with those of our shareholders through opportunities for increased share ownership in us.

Awards may consist of options, SARs, restricted shares, dividend equivalents or other share-based awards and are granted to eligible participants under the plan.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan provides for the purchase of up to 1,600,000 shares of our common stock by our employees. We will deliver repurchased and/or newly issued shares under this plan. Under the Employee Stock Purchase Plan, eligible employees will be entitled to purchase, during specified windows, an annual maximum amount of our common stock at a discounted price. By providing eligible employees with incentives to purchase our common stock, the Employee Stock Purchase Plan is intended to promote broad-based employee ownership within our company.

Retirement Savings Plan

We have established a 401(k) retirement savings plan that is intended to qualify as a profit-sharing plan under Internal Revenue Code Section 401(a) and includes a cash or deferred arrangement that is intended to qualify under Code Section 401(k). The plan was established and is maintained for the exclusive benefit of our eligible employees and their beneficiaries. The plan was effective January 1, 1995. We make matching contributions for active participants equal to 75% of their permitted contributions, up to a maximum of three percent of the participant’s annual salary. Eligible employees are immediately 100% vested in their individual contributions and vest 20% per year in our contributions beginning with their second year of service, becoming 100% vested after their fifth year of service. Vesting in our contributions also occurs upon attainment of retirement age, death or disability.

Compensation Committee Report on Executive Compensation

The Company’s executive compensation policies are designed to enable it to attract and retain high caliber individuals for key positions while at the same time linking their compensation to the interests of our shareholders, our financial performance and their own performance. This is accomplished by dividing executive compensation into a base salary and incentive compensation. Incentive compensation consists of awards under the 2000 Management Incentive Plan (MIP) and the 2002 Equity Incentive Plan which are tied to the performance of the Company.

The total compensation package for the Company’s chief executive officer and its other named executive officers has been set at levels designed to be competitive with other companies in the Company’s peer group. The companies in the peer group are select insurance brokers and employee benefit services providers.

The base salary of the Company’s chief executive officer and its other named executive officers is set at the beginning of the calendar year (or at the time the executive enters into an employment agreement with us, if later) by the Committee. The Committee evaluates the base salaries of the executive officers based on an independent compensation study of the peer group in order to establish general parameters within which it may fix competitive base compensation for its chief executive officer and its other named executive officers. During our meeting in February 2004, our Committee made adjustments to the base salaries of the Company’s chief executive officer and select other named executive officers based upon the independent study of the peer group.

The Company’s MIP is the annual short-term component of its incentive compensation package. Under this plan, senior executives can earn additional compensation based on the Company’s performance measured against annual goals. Under the MIP, senior executives target incentive awards range from 60 percent to 100 percent of annual base salary. The maximum potential award is 240 percent of the target award. Examples of the primary performance measures utilized under the MIP for the award made with respect to the 2003 performance year (paid in early 2004) included organic revenue growth, EBITDA margin expansion, acquisitions, and individual goals. In addition, for the 2003 MIP, the committee considered the following other accomplishments in 2003: 223% increase in net income from continuing operations, successful corporate office relocation, debt ratings upgrade by S&P, and the Company’s new credit facility. During our meeting in February 2004, after evaluation of all the related factors, our committee determined that a 75 percent payout of MIP targets for 2003 was appropriate for the named executive officers. For 2003, Mr. Eslick’s target opportunity under our 2003 Management Incentive Plan was set 100 percent of his then existing base salary or $425,000. For the performance year 2003, our Committee determined that Mr. Eslick’s award under the plan was 75 percent of target or $318,750. During that same meeting, our committee determined that the primary performance measure for the 2004 MIP will be growth in cash earnings per share. MIP awards are paid in cash and, at the discretion of the Committee, in restricted stock units.

The other type of incentive compensation—stock options and/or restricted units—are intended to motivate senior executives over the long term to respond to our business opportunities and challenges in furtherance of the interest of the Company’s shareholders and to align the interests of the senior executives with those of its shareholders. The Compensation Committee granted no stock option awards or long terms restricted stock unit awards to the Company’s chief executive officer or other named executive officers in 2003.

The compensation of the Company’s chief executive officer was determined in accordance with the policies discussed in this report. During our meeting in February 2004, our Compensation Committee determined that a market base adjustment to Mr. Eslick’s annual base salary was appropriate, and accordingly, increased Mr. Eslick’s annual base salary by $75,000 to $500,000.

Based on our current level of executive compensation, the Committee does not believe it is necessary to adopt a policy with respect to Section 162(m) of the Internal Revenue Code at this time.

Thomas A. Hayes, Chairman

L. Ben Lytle

Ronald E. Frieden

Stock Performance Graph

Set forth below is a graph and table indicating the value at the end of the specified time periods of a $100 investment made on October 22, 2002 (the first day of trading of our common stock on the NASDAQ National Market) in our common stock and similar investments made in the Standard & Poor’s 500 Index and securities of companies in a Peer Group of insurance broker and agency companies comprised of the Company, Arthur J. Gallagher & Company, Hilb, Rogal and Hamilton Co., Willis Group Holdings Ltd., Hub International Ltd. and Brown & Brown, Inc. The graph and table assume the reinvestment of any dividends received.

	Cumulative Total Return
	20-Oct-02	31-Dec-02	31-Mar-03	30-Jun-03	30-Sep-03	31-Dec-03
U.S.I. Holdings Corporation	100.00	117.50	104.00	117.00	130.10	130.50
Standard & Poor’s 500 Index	100.00	98.84	95.28	109.47	111.89	124.91
Peer Group	100.00	94.56	86.49	95.49	95.19	104.35

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of beneficial ownership and changes in such with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

Audit Committee Report

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2003, with the Company’s management and independent auditors. The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 (“Communications with Audit Committees”). The Audit Committee has received the written disclosures and letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1 (“Independent Discussions with Audit Committees”), and the Audit Committee has discussed with such auditors the independence of such auditors.

Based on the foregoing review and discussions, the Audit Committee has recommended to the Company’s Board of Directors that the Company’s audited financial statements for the year ended December 31, 2003, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Robert F. Wright, Chairman

Richard M. Haverland

Thomas A. Hayes

Ronald E. Frieden

The foregoing Audit Committee report shall not be incorporated by reference into any of our prior or future filings with the SEC, except as otherwise explicitly specified by us in any such filing.

Fees Billed by Our Independent Auditors

Audit Fees

Fees for audit services totaled approximately $1,427,000 in 2003 and approximately $1,743,000 in 2002, including fees associated with the annual audit of our financial statements, reviews of our quarterly reports on Form 10-Q and for procedures performed in connection with filing our registration statement on Form S-1 in 2002.

Audit-Related Fees

Fees for audit-related services totaled approximately $41,000 in 2003 and $56,000 in 2002. Audit-related services principally include an audit of our 401(k) plan and a report in accordance with Statement on Auditing Standards No. 70, Service Organizations related to our employee benefits servicing business.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $153,000 in 2003 and approximately $210,000 in 2002.

All Other Fees

Fees for all other services not included above totaled approximately $364,000 in 2003 and approximately $352,000 in 2002, principally related to communication services to employees related to our initial public offering and assistance in the development of our strategic compensation program.

The Audit Committee has considered and determined that the provision of these services is compatible with maintaining the principal accountant’s independence.

Changes in Registrant’s Certifying Accountant

Effective September 16, 2003, the Audit Committee of the Board of Directors of U.S.I. Holdings Corporation (the “Company”) dismissed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent auditors and engaged Deloitte & Touche LLP (“Deloitte & Touche”) to serve as the Company’s new independent auditors for fiscal year 2003.

Ernst & Young’s reports on the financial statements of the Company as of and for the two most recent fiscal years ended December 31, 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s two most recent fiscal years ended December 31, 2002, the subsequent interim periods ending March 31, 2003 and June 30, 2003, and during the period July 1, 2003 through September 16, 2003, (collectively referred to as the “Covered Period”) there were no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the Covered Period.

The Company provided Ernst & Young with a copy of the foregoing disclosures and it has agreed with such statements.

During the Covered Period, the Company did not consult Deloitte & Touche with respect to the application of accounting principles to a specified transaction, whether completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The foregoing was previously disclosed by the Company on a Form 8-K/A filed with the Securities and Exchange Commission on October 14, 2003.

SHAREHOLDERS’ PROPOSALS FOR 2005 ANNUAL MEETING

Any shareholder who wishes to present a proposal appropriate for consideration at the Company’s 2005 Annual Meeting of Shareholders must submit the proposal in proper form to the Company at the address set forth on the Notice of Annual Meeting of Shareholders no later than December 30, 2004, for the proposal to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to such annual meeting.

Stockholder proposals submitted outside of the procedures set forth above, including nominations for Directors, must be mailed to the Company Attn: Secretary, at the address referenced above and must be received by the Secretary on or before March 14, 2005. If a proposal is received after that date, the Company’s proxy for the 2005 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2005 Annual Meeting.

Dated: April 28, 2004

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO VOTE THEIR PROXY BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

Annex A

U.S.I. Holdings Corporation

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

Purpose.  The primary purpose of the Committee is to provide oversight on the broad range of issues surrounding the composition and operations of the Board of Directors, including identifying individuals qualified to become Board members, recommending to the Board director nominees for the next annual meeting of shareholders, and recommending to the Board a set of corporate governance principles applicable to the Corporation. The Committee also provides assistance to the Board and the Chairman in the areas of the Committee selection and rotation practices, evaluation of the overall effectiveness of the Board management, and review and consideration of developments in the corporate governance practices. The Committee’s goal is to assure that the composition, practices, and operation of the Board contributes to value creation and effective representation of Corporation’s shareholders.

Committee Members.  The Committee shall be comprised solely of at least three but not more than five “independent directors” as that term is defined in relevant law and the final NASDAQ listing rules (effective as of the Corporation’s 2004 Annual Meeting of Shareholders). Committee members shall be appointed and removed by the Board in its sole discretion.

Committee Meetings.  The Committee will meet at least two times a year, with authority to convene additional meetings as circumstances require. The Committee will invite members of management and others to attend meetings and provide pertinent information, as necessary. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes will be prepared and the Committee will report to the Board the results of its meetings.

Duties and Responsibilities.  The Committee, with the participation of the Chairman of the Board, has the following specific duties, in addition to any additional similar matters which may be referred to the Committee from time to time by the full Board or the Chairman or which the Committee raises on its own initiative:

1.	Evaluates and makes recommendations to the full Board of Directors concerning the number and accountability of Board Committees, Committee assignments and Committee membership rotation practices.

2.	Establishes and articulates qualifications, desired background, and selection criteria for members of the Board of Directors in accordance with relevant law and NASDAQ listing rules.

3.	Makes recommendations to the full Board of Directors concerning all nominees for Board membership, including the re-election of existing Board members. In this connection, the Committee shall consider retaining the sole authority to hire and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm fees and other retention terms.

4.	On an annual basis, solicits input from the full Board of Directors and conducts a review of the effectiveness of the operation of the Board and Board Committees, including reviewing governance and operating practices.

5.	Regularly reviews issues and developments relating to corporate governance issues and makes recommendations to the full Board of Directors.

6.	Periodically reviews and makes recommendations to the full Board of Directors regarding Director orientation, compensation, and continuing education.

7.	Evaluates annually its performance in accordance with applicable relevant law and NASDAQ listing rules.

A-1

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

FOR all nominees (except as WITHHOLD AUTHORITY marked to contrary below) to vote for all listed FOR AGAINST ABSTAIN

(The Board of Directors recommends a vote FOR)

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the

. meeting and at any adjournment or postponement thereof.

1. Election of Directors: 01 Eslick, David L

02 Frieden, Ronald E.

03 Haverland, Richard M.

04 Hayes, Thomas A.

05 Lytle, L. Ben

06 Spass, Robert A.

07 Wright, Robert F.

This proxy will be voted in the election of directors in the manner described in the proxy statement for the 2004 annual meeting of stockholders. (INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name(s) in the space provided below.)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder Signature if held jointly Date 2004

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person.

FOLD AND DETACH HERE

U.S.I. HOLDINGS CORPORATION

555 Pleasantville Road Briarcliff Manor, NY 10510 (914) 749-8500

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David L. Eslick and Robert S. Schneider and Ernest J. Newborn, II each of them, with full power of substitution, as the proxy or proxies of the undersigned to vote all shares of Common Stock of U.S.I. Holdings Corporation which the undersigned is entitled to vote at the annual meeting of stockholders of U.S.I. Holdings Corporation to be held at the Corporation’s corporate office, 555 Pleasantville Road, Suite 160 S, Briarcliff Manor, NY on May 21, 2004 at 1:00 p.m. local time, and at any adjournment or postponement thereof, with all powers that the undersigned would have if personally present thereat:

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be marked, dated and signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE